SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
                       (Date of earliest event reported)
                                 October 2, 2000

                              BELLSOUTH CORPORATION
             (Exact name of registrant as specified in its charter)


         Georgia                 1-8607            58-1533433
       (State or other          (Commission      (IRS Employer
       jurisdiction of           File Number)     Identification
       incorporation)                                 No.)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia    30309-3610
       (Address of principal executive offices)               (Zip Code)


               Registrant's telephone number, including area code
                                 (404) 249-2000

Item 2.

On October 2, 2000, BellSouth Corporation ("BellSouth") closed its previously announced transaction with SBC Communications Inc. ("SBC") to form a joint venture called Cingular Wireless LLC ("Cingular"). In forming this joint venture, BellSouth and SBC contributed to the joint venture substantially all of their respective domestic wireless voice and wireless data businesses, and certain wireless assets of subsidiaries of SBC located in Puerto Rico and the U.S. Virgin Islands. Prior to the closing, BellSouth and SBC entered into an Amended and Restated Contribution and Formation Agreement with Cingular, dated as of April 4, 2000.

The new joint venture serves more than 19 million customers and approximately 190 million potential customers in 38 states, the District of Columbia and two U.S. territories. Cingular serves 42 of the nation's top 50 markets. Cingular will have approximately $12 billion in annual revenue and is one of the 150 largest companies in the country.

BellSouth owns approximately 40% of the outstanding economic interests in Cingular, and SBC owns approximately 60% of the outstanding economic interests in Cingular, based on the value of the assets both are contributing to the venture. Earnings from the joint venture will flow back proportionately, 40% to BellSouth, and 60% to SBC. BellSouth and SBC share control of the joint venture.

Prior to the closing, BellSouth, SBC and a corporation to be called Cingular Wireless Management Corp., a Delaware corporation ("Management Corp."), which is owned equally by BellSouth and SBC, entered into a Limited Liability Company
Agreement of Cingular (the "LLC Agreement"), which sets forth certain relationships between and among BellSouth, SBC and Management Corp. as to Cingular. Management Corp. manages Cingular pursuant to the LLC Agreement. It is expected that all of the material business decisions for Cingular will be made by the Strategic Review Committee of the Board of Directors of Management Corp. (the "Strategic Review Committee"). The Strategic Review Committee is currently composed of four members, with two appointed by each of BellSouth and SBC. In addition, half of the members of the Board of Directors of Management Corp. are nominated by BellSouth and the other half are nominated by SBC. It is anticipated that matters not agreed by the Strategic Review Committee will be determined by the chief executive officers of BellSouth and SBC.

The LLC Agreement also provides that each of BellSouth and SBC will, for as long as it holds at least 10% of the total equity securities of Cingular and holds shares of the Class B Common Stock of Management Corp., only engage in Cingular's wireless business through Cingular, with limited exceptions. The LLC Agreement imposes certain restrictions on the transfer of the economic interests of BellSouth and SBC in Cingular. The shares of BellSouth and SBC in Management Corp. are subject to similar restrictions.




In addition to historical information, this Item 2 of this Form 8-K contains forward-looking statements regarding events and financial trends that may affect our future operating results, financial position and cash flows, and regarding the plans and objectives of management. Factors that could affect future results and financial position, could cause actual results to differ materially from those expressed in the forward-looking statements, or could result in the plans and objectives of management not being achieved or being altered include:

1. a change in economic conditions in markets where we operate or have material investments which would affect demand for our services;
2. the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;
3. higher than anticipated cash requirements for investments, new business initiatives and acquisitions; and
4. unanticipated higher capital spending from, or delays in, the deployment of new technologies.

This list of cautionary statements is not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We have no obligation, and we do not intend, to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.




Item 7.    Financial Statements and Exhibits
--------------------------------------------
(c) Exhibits

Exhibit No.

99-a  BellSouth Corporation Unaudited Pro Forma Condensed Financial Statements

                              SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:  /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President and Controller
      October 16, 2000